UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2018

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

(441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2018, Signet Jewelers Limited (“Signet” or the “Company”) announced that Michele Santana, Chief Financial Officer (“CFO”), is leaving the Company.  Ms. Santana will stay in her current role as CFO until a successor is found and will subsequently continue with the Company as a Senior Advisor through April 30, 2019 or such earlier date as determined by the Company (the “Termination Date”).

Ms. Santana has entered into a separation and release agreement (the “Agreement”) and upon her separation from service with the Company (unless she resigns early or is terminated by the Company for cause (as defined in the Agreement)) she will receive: (i) continued payment of her base salary from the Termination Date through April 30, 2020; (ii) if the Termination Date occurs in fiscal year 2019, a lump sum amount equal to the annual bonus Ms. Santana would have otherwise received for fiscal year 2019 and fiscal year 2020, based on actual performance, or if the Termination Date occurs in fiscal year 2020, a lump sum amount equal to the annual bonus Ms. Santana would have otherwise received for fiscal year 2020, based on actual performance, in all cases, paid when active executives are paid annual bonuses for the respective fiscal year; (iii) if the Termination Date occurs prior to April 30, 2019, a lump sum payment equal to the Company matching contribution that would have been made under the Sterling Jewelers Inc. Deferred Compensation Plan with respect to the annual bonus paid for fiscal year 2019 (assuming the contribution was not otherwise made under such plan) (iv) in respect of each ongoing performance cycle under the Company’s omnibus incentive plan as of the Termination Date, (a) with respect to awards that vest in whole or in part based on performance, at the end of each completed performance cycle for each such award, vesting calculated based on actual performance during the full performance cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable performance cycle through April 30, 2019, payable in accordance with the omnibus plan and (b) with respect to awards that vest solely based on provision of services, vesting calculated based on the award Ms. Santana otherwise would have received for the vesting cycle, prorated based on the number of calendar days that have elapsed since the beginning of the applicable vesting cycle through the April 30, 2019, payable in accordance with the omnibus plan; (v) if Ms. Santana elects coverage under the Consolidated Omnibus Budget Reconciliation Act, a taxable cash payment equal to the monthly employer contribution to the Company’s group health coverage premium for actively employed senior executives, payable monthly from the Termination Date through April 30, 2020; (vi) reimbursement of up to $60,000 for reasonable outplacement services and affiliated job search expenses for a period of up to one (1) year following the Termination Date; (vii) payment of up to $10,000 in respect of legal fees incurred in connection with finalizing the Agreement; (viii) retention of Company iPhone; and (ix) appreciation gift per Company policy. Such payments and benefits are subject to the execution and non-revocation of a release of claims. Ms. Santana is also subject to non-competition and non-solicitation restrictions for the longer of (i) one (1) year following April 30, 2019 and (ii) the length of the severance period, and perpetual confidentiality, cooperation and non-disparagement provisions. Following the end of that period, Ms. Santana will be subject to non-competition and non-solicitation restrictions for an additional six (6) months. Subject to Ms. Santana’s compliance with the non-competition and non-solicitation covenants, she shall be entitled to a lump sum payment of $150,000 following the additional six (6) month period.

A copy of the Agreement is filed as Exhibit 10.1 hereto. The above description is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Separation and Release Agreement, dated August 28, 2018 between Sterling Jewelers Inc. and Michele Santana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: August 30, 2018

	By:	/s/ Lynn Dennison
	Name:	Lynn Dennison
	Title:	Chief Legal & Transformation Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation and Release Agreement, dated August 28, 2018 between Sterling Jewelers Inc. and Michele Santana.